Exhibit 10.8

Alder BioPharmaceuticals, Inc.
Stock Option Grant Notice
(2018 Inducement Award Plan)

Alder BioPharmaceuticals, Inc. (the “Company”), pursuant to its 2018 Inducement Award Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock as further described on the Company’s Morgan Stanley website, Corporate Benefit Access (collectively, the “Online Option Information”).  This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan and the Online Option Information, all of which are incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan, the Option Agreement or the Online Option Information will have the same definitions as in the Plan, the Option Agreement or the Online Option Information. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Optionholder:	Participant receiving this Stock Option Grant Notice
Date of Grant:	“Grant Date” as set forth on the Online Grant Acceptance page
Type of Grant:	Nonstatutory Stock Option
Vesting Commencement Date:
Number of Shares Subject to Option:	“Granted” as set forth on the Online Grant Acceptance page
Exercise Price (Per Share):	“Grant Price” as set forth on the Online Grant Acceptance page
Total Exercise Price:	Exercise Price times total Number of Shares Subject to Option
Expiration Date:	One day prior to the date ten years after the Date of Grant

Exercise Schedule:Same as Vesting Schedule

Vesting Schedule:	Subject to Section 1 of the Option Agreement, this option will vest as set forth in Exhibit A (Vesting Schedule) to the Option Agreement.

Payment: By one or a combination of the following items (described in the Option Agreement):

☒ By cash, check, bank draft or money order payable to the Company

☒Pursuant to a Regulation T Program if the shares are publicly traded

☒By delivery of already-owned shares if the shares are publicly traded

☒Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: By clicking the “Accept Grant” button on the Online Grant Acceptance page to which this Stock Option Grant Notice is linked, Optionholder (i) consents to receive the Online Option Information, this Stock Option Grant Notice, the Option Agreement, the Plan, the prospectus for the Plan and any other Plan-related documents by electronic delivery, and to participate in the Plan through the online or electronic system established and maintained by the Company or a third party, and (ii) acknowledges receipt of, and understands and agrees to, the Online Option Information, this Stock Option Grant Notice, the Option Agreement and the Plan.  Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, the Online Option Information, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option and supersede all prior oral and written agreements, promises and/or representations regarding this option, with the exception, if applicable, of (i) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (ii) any written employment, offer letter or severance agreement, or any written severance plan or policy specifying the terms that should govern this option.

Alder BioPharmaceuticals, Inc.
2018 Inducement Award Plan

Option Agreement
(Nonstatutory Stock Option)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Alder BioPharmaceuticals, Inc. (the “Company”) has granted you an option under its 2018 Inducement Award Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Vesting.  Subject to the provisions contained herein, your option will vest as provided in your Grant Notice.  Vesting will cease upon the termination of your Continuous Service.

2.Number of Shares and Exercise Price.  The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.Exercise Restriction for Non-Exempt Employees.  If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.Method of Payment.  You must pay the full amount of the exercise price for the shares you wish to exercise.  You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the

Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price.  You must pay any remaining balance of the aggregate exercise price not satisfied by such delivery in cash or other permitted form of payment.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock otherwise issuable to you upon exercise of your option by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price.  You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.  Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

5.Whole Shares.  You may exercise your option only for whole shares of Common Stock.

6.Securities Law Compliance.  In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

7.Term.  You may not exercise your option before the Date of Grant or after the expiration of the option’s term.  The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)immediately upon the date on which the event giving rise to your termination of Continuous Service for Cause occurs (or, if required by law, the date of termination of Continuous Service for Cause);

(b)90 days after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); provided, however, that if during any part of such 90 day period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of 90 days after the termination of your Continuous Service; provided further, if during any part of such 90 day period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of 90 days after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy.  Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is 90 days after the termination of your Continuous Service, and (y) the Expiration Date;

(c)twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(d) below);

(d)eighteen (18) months after your death if you die either during your Continuous Service or within 90 days after your Continuous Service terminates for any reason other than Cause;

(e)the Expiration Date indicated in your Grant Notice; or

(f)the day before the tenth (10th) anniversary of the Date of Grant.

8.Exercise.

(a)You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) completing such documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

9.Transferability.  Except as otherwise provided in this Section 9, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)Certain Trusts.  Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust.  You and the trustee must enter into transfer and other agreements required by the Company.

(b)Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any such transfer with the Company prior to finalizing the domestic relations order, marital settlement agreement or other divorce or separation instrument to help ensure the required information is contained within the domestic relations order, marital settlement agreement or other divorce or separation instrument.

(c)Beneficiary Designation.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, upon your death, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10.Option not a Service Contract.  Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.  In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.Withholding Obligations.

(a)At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)Upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of your option as a liability for financial accounting purposes).  If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option.  Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

12.Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

13.Notices.  Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.Governing Plan Document.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.  In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

15.Other Documents.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16.Effect on Other Employee Benefit Plans.  The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17.Voting Rights.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18.Severability.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.Miscellaneous.

(a)The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*	**

This Option Agreement will be deemed to be signed by clicking the “Accept Grant” button on the Online Grant Acceptance page to which it is attached.

Exhibit A

Vesting Schedule

Subject to Section 1 of the Option Agreement to which this Exhibit A is attached (the “Option Agreement”), your option will vest, if at all, in accordance with the provisions of this Exhibit A.

1.Definitions.  For purposes of this Exhibit A, the following terms will have the following definitions.  Capitalized terms not explicitly defined in this Exhibit A but defined in the Option Agreement or the Alder BioPharmaceuticals, Inc. 2018 Inducement Award Plan (the “Plan”) will have the same definitions as in the Option Agreement or the Plan, as applicable.

(a)“Compensation Committee” will mean the Compensation Committee of the Board of Directors of the Company.

(b)“Eptinezumab BLA” will mean the first Biologics License Application submitted to the FDA by the Company or an Affiliate seeking approval for the commercial sale and marketing of eptinezumab in the U.S.

(c)“FDA” will mean the U.S. Food and Drug Administration (or any successor entity thereto).

(d)“FDA Filing Milestone” will mean acceptance by the FDA of the eptinezumab BLA for review.

(e)“Good Reason” will mean any of the following conditions arising without your consent: (i) a material reduction of your then-current base salary; (ii) a material reduction in your authority, duties or responsibilities; or (iii) a material change in the geographic location of your principal place of employment, provided that a relocation of less than 50 miles from your then-principal place of employment will not be considered a material change in geographic location.  Notwithstanding the foregoing or anything to the contrary in this Exhibit A, in order to qualify as a resignation for Good Reason, (x) you must provide written notice to the Company of the existence of any of the foregoing conditions that forms the basis for such resignation within 30 days following its initial existence, (y) the Company must fail to remedy such condition within 30 days following such notice, and (z) your termination of employment with the Company or Affiliate must occur within 30 days following the Company’s failure to remedy such condition (and in no event later than 90 days following the initial existence of such condition).

2.Vesting upon FDA Filing Milestone.  In the event that the FDA Filing Milestone is achieved on or prior to December 31, 2019, the total number of shares of Common Stock subject to your option will vest on the date that the Compensation Committee certifies such achievement (which will be no later than March 15 of the year following the year in which the FDA Filing Milestone is achieved), subject to your Continuous Service through such date.

3.Change in Control.  Notwithstanding anything to the contrary in this Exhibit A (but subject to Section 4 below), the following provisions will apply to your option if a Change in

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Control occurs and your Continuous Service has not terminated as of the effective date of such Change in Control.

(a)If (i) your option is not assumed or continued or substituted with a similar stock award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control) by the surviving or acquiring corporation (or its parent company) in connection with the Change in Control and (ii) your Continuous Service has not terminated as of the effective date of such Change in Control, then the following number of shares of Common Stock subject to your option will vest on the effective date of such Change in Control, to the extent your option is outstanding on such date: (x) the total number of shares of Common Stock subject to your option, minus (y) any shares of Common Stock subject to your option that have vested in accordance with Section 2 above prior to such Change in Control.

(b)If your employment with the Company or an Affiliate is terminated as a result of (i) a termination by the Company or Affiliate without Cause (and other than as a result of your death or Disability) or (ii) your resignation for Good Reason, in each case on or within 12 months following the effective date of the Change in Control, then the following number of shares of Common Stock subject to your option will vest on the date of such termination, to the extent your option is outstanding on such date: (x) the total number of shares of Common Stock subject to your option, minus (y) any shares of Common Stock subject to your option that have vested in accordance with Section 2 above prior to such termination.

4.Termination of Option.  Notwithstanding anything to the contrary in the Stock Option Grant Notice for your option or the Option Agreement, if the FDA Filing Milestone is not achieved by December 31, 2019, then the shares of Common Stock subject to your option will not vest, your option will terminate on December 31, 2019 and you will have no further right, title or interest in such shares or your option.

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